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                                                                   Exhibit 23.2


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) dated August 11, 1998 for the registration of 6.25% and 6.375% Senior Notes due 2003 and 2005, respectively and to the incorporation by reference therein of our report dated March 7, 1997, with respect to the financial statements of NewCity Communications, Inc. for the three years in the period ended December 31, 1996 included in the Current Report on Form 8-K dated April 14, 1997 also incorporated herein by reference.

/s/ Ernst & Young LLP

Ernst & Young LLP
Stamford, Connecticut
August 11, 1998